Exhibit (g)(i)(B)

DIREXION FUNDS

THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT, effective as of May 1, 2018, to the Custody Agreement dated as of March 17, 2010, as amended (the “Agreement”), is entered into by and among DIREXION FUNDS, a Massachusetts business trust, (the “Trust”) and U.S. BANK, NATIONAL ASSOCIATION, a national banking association (the “Custodian” and together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Parties and Direxion Insurance Trust have entered into the Agreement; and

WHEREAS, the Direxion Insurance Trust is dissolved an no longer party to the Agreement; and

WHEREAS, the Parties desire to amend the service fees in Exhibit C, the length and the early termination fee of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the Parties.

NOW, THEREFORE, the Parties agree as follows:

1.    Amended Exhibit C is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

2.    All references in the Agreement to “out of pocket fees” are replaced with “miscellaneous fees”.

3.    Article XIII, Sections 13.01 Effective Period and 13.03 Early Termination, are hereby superseded and replaced in their entirety with the following:

13.01 Effective Period.  This Agreement shall be effective as of May 1, 2018 and will continue in effect through April 30, 2021.

13.03 Early Termination.  In the absence of any material breach of this Agreement or the liquidation or dissolution of the Trust, should the Trust elect to terminate this Agreement prior to April 30, 2021, the Trust agrees to pay the following fees:

a) The lesser of:

(i)	Fund Accounting, Transfer Agency and Custody (“Service Line Agreements”) monthly servicing fees remaining through the period ending April 30, 2021 or

(ii)	The difference between the Trust’s complex Service Line Agreements monthly servicing fees for the period prior to the termination of services and $1.4 million.

If the Trust’s Fund Accounting, Transfer Agency and Custody monthly mutual fund servicing fees collected are greater than $1.4 million provision (a) will not apply.

The following fees on a negotiated basis:

b) All fees associated with converting services to a successor service provider; and

c) Any miscellaneous fees associated with a) to b) above.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts effective as of the day and year first written above.

DIREXION FUNDS		U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Rudnick	By:	/s/ Anita Zagrodnik
Name:	Patrick Rudnick	Name:	Anita Zagrodnik
Title:	Chief Financial Officer	Title:	Senior Vice President

Exhibit C to the Custody Agreement – Direxion Funds

Fees effective May, 2018

Annual fee for Fund Accounting, Custody, and TA based upon average net assets per Fund, subject to an annual complex minimum of $30,000 per fund.

First $250 million	12 bps
Next $1 billion	10 bps
Next $3 billion	8 bps
Next $3 billion	7 bps
Balance	5 bps

All transaction charges will be waived. Other miscellaneous fees will be waived unless otherwise listed below.

Third Party Securities Lending Fees/Transactions (loan, Return, and Reallocation) per fund:

•	$9.00 per transaction up to 5,000 transactions

•	$8.00 per transaction for 5,001 to 10,000 transactions

•	$7.00 per transaction for 10,001 or more transactions

•	Minimum monthly transaction fee of $400.00 per fund

Overdrafts will be charged to the account at Prime Interest Rate plus 2, unless a line of credit is in place.

Extraordinary services or additional services/selections made after May 1, 2018, may be provided with agreed-upon costs. Global Custody fees, if any, are extra.

CPI will not apply.

Fees are calculated pro rata and billed monthly. Custody fees will be billed by the Mutual Funds Billing Department.

Additional Global Sub-Custodial Services Annual Fee Schedule

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

1–25 foreign securities – $500; 26–50 foreign securities – $1,000; Over 50 foreign securities – $1,500

Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

SWIFT reporting and message fees.